UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

ENCORE CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

(877) 445-4581

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 20, 2010, Encore Capital Group, Inc. (the “Company”), entered into a Senior Secured Note Purchase Agreement by and among the Company, The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporation (the “Note Purchase Agreement”), pursuant to which the Company sold $50 million aggregate principal amount of the Company’s 7.75% Senior Secured Notes due September 17, 2017 (the “Notes”). Interest on the Notes is payable at maturity and quarterly, on March 17, June 17, September 17 and December 17 (“Interest Payment Dates”) in each year, beginning on the first Interest Payment Date after the date of each Note, until the principal of the Note is due and payable. The principal amount of $2.5 million will be payable on December 17, 2012 and on each March 17, June 17, September 17 and December 17 thereafter up to and including June 17, 2017 (or a lesser amount as may be outstanding). The Notes are guaranteed in full by certain of the Companies’ subsidiaries and a pledge of their assets. The Notes may be accelerated and become automatically and immediately due and payable upon certain events of default, including certain events related to insolvency, bankruptcy or liquidation, and may be accelerated at the election of the holder or holders of a majority in principal amount of the Notes with the time outstanding upon certain events of default by the Company, including breach of affirmative covenants regarding guarantors, collateral, most favored lender treatment or minimum revolving credit facility commitment or breach of any negative covenant. The proceeds from the Notes have been used to reduce aggregate outstanding borrowings under the Company’s existing Revolving Credit Facility dated as of February 8, 2010, including borrowings incurred to repay the remaining $42.9 million of 3.375% Convertible Senior Notes that matured September 20, 2010. The effective interest rate on the liability component of the 3.375% Convertible Senior Notes was 10.38%.

The above summary is qualified in its entirety by reference to the full terms and conditions of the Note Purchase Agreement and Form of Note, copies of which are attached as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

In connection with Note Purchase Agreement, the Company, entered into amendments to the to the Credit Agreement dated as of February 8, 2010, by and among the Company, the financial institutions listed on the signatures pages thereto, and JPMorgan Chase Bank N.A., as collateral agent and administrative agent (the “Amendments”). The Amendments permit the Company’s entry into the Note Purchase Agreement and the related transaction documents and amend certain other provisions of the Credit Agreement in connection therewith. Included in the Amendments is an increase in the accordion feature, resulting in an approximately $33 million increase in the maximum borrowing permitted under the facility, from approximately $427.5 million to approximately $460.5 million. The Amendments also extend the maturity of the borrowings pursuant to the facility from May 3, 2013 to December 31, 2013. Additionally, the Amendments allow the Company to issue up to $25 million in additional notes pursuant to the Note Purchase Agreement under terms equivalent to those of the Notes, in the event the Company were to agree to do so with the parties to the Note Purchase Agreement.

The above summary of the Amendments is qualified in its entirety by reference to the full terms and conditions of the Amendment No. 1, dated September 20, 2010, and Amendment No. 2, dated September 21, 2010, to the Credit Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above under Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1*	Senior Secured Note Purchase Agreement, dated September 20, 2010, by and among the Company, The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporation.

4.2*	Form of Note.

10.1	Amendment No. 1 to the Credit Agreement, dated September 20, 2010, by and among the Company, the financial institutions listed on the signatures pages thereto and JPMorgan Chase Bank N.A. as collateral agent and administrative agent.

10.2	Amendment No. 2 to the Credit Agreement, dated September 21, 2010, by and among the Company, the financial institutions listed on the signatures pages thereto and JPMorgan Chase Bank N.A. as collateral agent and administrative agent.

99.1	Press release dated September 21, 2010.

*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: September 23, 2010	/S/ PAUL GRINBERG
Paul Grinberg
Executive Vice President,
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

4.1*	Senior Secured Note Purchase Agreement, dated September 20, 2010, by and among the Company, The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporation.

4.2*	Form of Note.

10.1	Amendment No. 1 to the Credit Agreement, dated September 20, 2010, by and among the Company, the financial institutions listed on the signatures pages thereto and JPMorgan Chase Bank N.A. as collateral agent and administrative agent.

10.2	Amendment No. 2 to the Credit Agreement, dated September 21, 2010, by and among the Company, the financial institutions listed on the signatures pages thereto and JPMorgan Chase Bank N.A. as collateral agent and administrative agent.

99.1	Press release dated September 21, 2010.

*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.